SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934





Date of Report (Date of earliest event reported): July 21, 1999


                                  The Stanley Works
                 (Exact name of registrant as specified in charter)


  Connecticut               1-5224               06-058860
(State or other          (Commission          (IRS Employer
jurisdiction of          File Number)         Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:(860) 225-5111




                         Not Applicable
   (Former name or former address, if changed since last report)









                       Exhibit Index is located on Page 4

                               Page 1 of 11 Pages

         Item 5.      Other Events.


                      1. On July 21, 1999, the Registrant issued a press release announcing second quarter earnings. Attached as Exhibit (20) (i) is a copy of the Registrant's press release.


         Item 7.      Financial Statements, Pro Forma Financial
                      Information and Exhibits.

             (c)      20(i)     Press release dated July 21, 1999
                                announcing first quarter results.

                      20(ii)    Cautionary   statements   relating   to  forward
                                looking statements included in Exhibit 20(i).


































                               Page 2 of 11 Pages


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                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                          THE STANLEY WORKS



Date: July 21, 1999           By:         Stephen S. Weddle
                                          -----------------
                              Name:       Stephen S. Weddle
                              Title:      Vice President,
                                          General Counsel and
                                          Secretary

































                               Page 3 of 11 Pages


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                                  EXHIBIT INDEX

                           Current Report on Form 8-K
                               Dated July 21, 1999



                  Exhibit No.                      Page

                  20(i)                              5

                  20(ii)                            11








































                               Page 4 of 11 Pages


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FOR IMMEDIATE RELEASE                                        Exhibit (20)(i)

STANLEY  REPORTS  2ND  QUARTER  RESULTS

New Britain, Connecticut, July 21, 1999: The Stanley Works (NYSE: "SWK") announced today that second quarter "core" net income was $48 million, or $.54 per diluted share, compared with core earnings of $52 million, or $.58 per diluted share last year. Core operating margin was 12.1%, versus 13.5% in the second quarter of 1998, but improved from the 11.6% operating margin in the first quarter of 1999. Core results exclude restructuring charges, restructuring-related transition costs and certain other non-recurring costs.

As previously announced, net sales were $686 million, down 1% from last year. The ZAG business acquired in August 1998 increased company sales by 3%, but this increase was offset by a 3% decline in unit sales volume from ongoing businesses and a 1% decline from slightly lower pricing and foreign currency translation.

In its July 15 news release the company discussed its lower second quarter sales, citing the effects in hand tools and hardware of poor 1998 fill rates, since corrected, as well as a weak Latin American market and softening industrial markets. In addition, the company stated that difficulties associated with the implementation of SAP software in a part of the doors business contributed to lower than expected volumes.

Reported earnings were $25 million, or $.28 per diluted share, compared with the prior year's net income of $42 million, or $.47 per diluted share. These amounts include $35 million, or $.26 per share, of restructuring-related transition and other non-recurring costs incurred in the second quarter of this year and $16 million, or $.11 per share, of such costs in last year's second quarter.

Core gross margins were 35.7%, up slightly compared with 35.5% in the second quarter of 1998 and, sequentially, up more substantially over the 34.8% gross margins in the first quarter of 1999.

Selling, general and administrative expenses, on a core basis, increased to 23.6% from 22.1% of sales in the second quarter of 1998, reflecting the lower-than-anticipated sales volumes and higher selling costs inherent in Mac Direct.




                               Page 5 of 11 Pages

Second quarter net interest  expense  increased to $8 million from $5 million in
1998, reflecting working capital increases and acquisition funding. The company's income tax rate on core earnings was 34% in the second quarter of 1999, versus 37.5% last year, reflecting the continued benefit of structural changes implemented in late 1998, as well an increase in the portion of the company's taxable income earned overseas.

Tools segment sales of $533 million were flat with the second quarter of 1998. An increase of 4.0% from the positive impact of the ZAG acquisition was offset by lower unit volumes in hand tools in the U.S. and Latin America, fastening systems in the U.S. and Europe and hydraulic tools. The strength seen in Mac Tools in previous quarters was absent, as industrial markets softened. The Tools segment core operating margin was 13.9%, compared with 14.9% in the same period last year, reflecting the effects of customer service related cost inefficiencies and higher selling costs inherent in Mac Direct.

Doors segment sales decreased 4.3% versus last year, to $152 million. Strong unit volume sales of residential entry doors and home decor products in North America were more than offset by declines in U.S. hardware and access technology sales, the latter related to the implementation of SAP software. The Doors segment core operating profit decreased to 5.8% of sales, compared with 8.7% in the same period last year, largely due to pricing pressures in the hardware business and difficulties associated with the SAP implementation.

"The decrease in our second quarter earnings was the direct result of unexpected sales declines occurring in the latter half of the quarter. Responsive actions taken to decrease expenses did not fully offset the effects of the sales decline within the remainder of the quarter," said John M. Trani, Chairman and Chief Executive Officer. "Our gross margins improved, as we have made progress reducing inefficiencies in manufacturing and distribution."

Mr. Trani continued: "We still have a distance to go to achieve sustained profitable growth. We are pursuing all available cost reductions vigorously, and we have just launched several sales and marketing programs designed to increase retail sell-through."

The company noted a reduction of accounts receivable of $18 million during the second quarter and a $3 million increase in inventories, the latter attributable to weak end-of-quarter sales volume. In the first six months of 1999 inventories have decreased $10 million and order fill rates are continually improving.


                               Page 6 of 11 Pages

Transition and other costs incurred in the second quarter were $35 million and represented consulting, moving, start-up and duplicative facility costs incurred in connection with the company's reallocation of resources announced in mid-1997 and year-2000 compliance costs. The systems advances that assure Y2k compliance also move the company toward a single set of operating systems. As noted previously, there will be no difference between reported and "core" earnings in the third quarter of 1999 and thereafter.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools and doors and related hardware products for professional, industrial and consumer use.


Investors    Gerard J. Gould                 Media     Vance N. Meyer
Contact:     Director, Investor Relations    Contact:  Director, Communication &
                                                          Public Affairs
               (860) 827-3833 office                   (860)  827-3871 office
               (860) 658-2718 home                     (203)  795-0581 home
               ggould@stanleyworks.com


This press release contains forward looking statements as to the company's ability to obtain earnings growth from the adjustment of its cost structure and sales growth from the implementation of its new sales and marketing programs. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K filed with the Securities and Exchange Commission today.

The Stanley Works corporate press releases are available on the company's internet web site at http://www.stanleyworks.com. Alternatively, they are available through PR Newswire's "Company News On-Call" service by FAX at 800-758-5804, ext. 874363 or on the internet at http://www.prnewswire.com.

























                               Page 7 of 11 Pages


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                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, Millions of Dollars Except Per Share Amounts)



                           Second Quarter         Six Months
                           1999     1998        1999      1998

Net Sales                $  685.5  $ 691.8     $ 1,369.2  $1,363.7

Costs and Expenses
  Cost of sales             455.1    448.9         906.5     883.9
  Selling, general and
    administrative          182.2    166.1         355.3     337.2
  Interest - net              7.7      5.2          14.9      10.0
  Other - net                 2.4      4.1           7.0       6.9
                            647.4    624.3       1,283.7   1,238.0

Earnings before
    income taxes             38.1     67.5          85.5     125.7

Income Taxes                 12.8     25.3          29.9      47.1

Net Earnings              $  25.3  $  42.2     $    55.6  $   78.6

Net Earnings Per
    Share of Common Stock

     Basic                $  0.28  $  0.47     $    0.62  $   0.88

     Diluted              $  0.28  $  0.47     $    0.62  $   0.87

Dividends per share       $ 0.215  $  0.20     $    0.43  $   0.40

Average shares outstanding
    (in thousands)

     Basic                 89,447   89,405        89,439    89,442

     Diluted               89,831   90,442        89,751    90,464







                               Page 8 of 11 Pages

                 THE STANLEY WORKS AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                   (Unaudited, Millions of Dollars)



                                     July 3          July 4
                                      1999            1998

ASSETS
  Cash and cash equivalents       $    84.8       $    77.4
  Accounts receivable                 534.8           502.9
  Inventories                         370.8           372.0
  Other current assets                 77.6            87.4

       Total current assets         1,068.0         1,039.7

  Property, plant and equipment       490.6           487.6
  Goodwill and other intangibles      187.1           104.1
  Other assets                        142.3           134.6

                                  $ 1,888.0       $ 1,766.0


LIABILITIES AND SHAREOWNERS' EQUITY
  Short-term borrowings           $   251.7       $   132.8
  Accounts payable                    173.6           172.7
  Accrued expenses                    274.9           302.0

       Total current liabilities      700.2           607.5

  Long-term debt                      298.7           272.0
  Other long-term liabilities         208.2           240.6
  Shareowners' equity                 680.9           645.9

                                  $ 1,888.0       $ 1,766.0

















                               Page 9 of 11 Pages


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                  THE STANLEY WORKS AND SUBSIDIARIES
                     BUSINESS SEGMENT INFORMATION
                   (Unaudited, Millions of Dollars)


                           Second Quarter          Six Months
                           1999     1998         1999      1998

INDUSTRY SEGMENTS
Net Sales

  Tools                  $  533.2  $ 532.7    $ 1,058.6  $1,045.2
  Doors                     152.3    159.1        310.6     318.5

  Consolidated           $  685.5  $ 691.8    $ 1,369.2  $1,363.7


Operating Profit

  Tools                  $   74.1  $  79.2    $   140.6  $  146.3
  Doors                       8.8     13.9         21.7      28.9
                             82.9     93.1        162.3     175.2

  Restructuring-related
    transition and other
    non-recurring costs     (34.7)   (16.3)       (54.9)   (32.6)
  Interest-net               (7.7)    (5.2)       (14.9)   (10.0)
  Other-net                  (2.4)    (4.1)        (7.0)    (6.9)

  Earnings Before
      Income Taxes       $   38.1  $  67.5    $    85.5  $  125.7





















                               Page 10 of 11 Pages


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                                                    Exhibit (20)(ii)


                              CAUTIONARY STATEMENTS
           Under the Private Securities Litigation Reform Act of 1995

The statements in the company's press release issued today regarding initiatives and programs being developed and undertaken to improve earnings and sales are forward looking and inherently subject to risk and uncertainty. The ability to improve earnings will depend on improved sales and the successful development and implementation of initiatives to adjust the cost structure. The ability to improve sales will depend on the successful development and implementation of programs geared toward our customers and the ultimate users of our products.

As many of these initiatives and programs are still being developed at this time, the company is unable to identify all of the risk factors that should be taken into account in gauging its ability to achieve improved sales and earnings. Some of the risk factors to be considered include: (1) the ability to recruit and retain a sales force to implement the sales and marketing programs,
(2) the ability of these  programs to  stimulate  demand for  products,  (3) the ability of the current sales force to adapt to changes made in the sales organization and maintain adequate customer coverage, (4) the implementation of productivity improvements in manufacturing operations, (5) the ability to adapt output to meet changing demand, (6) the successful installation and implementation of SAP and other critical business transaction systems scheduled for the second half of this year and (7) the need to respond to significant changes in product demand and other unforeseen events.


The ability to achieve improved earnings and sales will also be affected by external factors that may occur during the remainder of this year. These include pricing pressure and other changes within competitive markets; the continued consolidation of customers in consumer channels; increasing competition; changes in trade, monetary and fiscal policies and laws; inflation; currency exchange fluctuations, and the impact of dollar/foreign currency exchange rates on the competitiveness of products; and recessionary or expansive trends in the economies of the world in which the company operates.






                               Page 11 of 11 Pages


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